Exhibit 99.1

Black Ridge Oil & Gas, Inc. Announces Increased Borrowing Base and Credit Availability

MINNETONKA, MN, April 23, 2014 – Black Ridge Oil & Gas, Inc. (the "Company") (OTCQB: ANFC) announced an increase to the borrowing base and availability under its credit facility agreements to $50 million, an increase from $43 million. The increase is largely based on the Company’s December 31, 2013 reserve report, as prepared by Netherland Sewell and Associates, Inc. The previous borrowing base and availability was determined on December 13, 2013, concurrent with the closing of the Company’s previously announced $20.6 million acquisition. The next borrowing base adjustment is scheduled to occur subsequent to a lender review of reserves as of June 30, 2014.

The year-end adjustment includes a $2 million increase, from $18 to $20 million, in the Cadence Bank, N.A. senior secured credit facility and an increase of $5 million, from $25 to $30 million, in the Chambers Energy Management, LP. subordinate term loan. As of March 31, 2014, the Company had drawn $38.9 million from these facilities.

Ken DeCubellis, Black Ridge's CEO, commented, “The $7 million increase in our borrowing base reflects the quality and continued growth of our assets. We plan to use increases in availability under these facilities as well as cash flow from operations to execute and accelerate our growth strategy.”

About the Company

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact
Black Ridge Oil & Gas, Inc.

Brenda Blume, Director of Investor and Public Relations

952-582-4303

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com

SOURCE Black Ridge Oil & Gas, Inc.